Exhibit 99.2



           AMTRAN ANNOUNCES TERMINATION OF GOING-PRIVATE TRANSACTION

         INDIANAPOLIS, October 4

         Amtran, Inc., parent company of American Trans Air, Inc. ("ATA") announced today that it has, at the direction of the special independent director committee of Amtran's board of directors, entered into a mutual termination agreement with INDUS Acquisition Company that terminates the merger agreement relating to the proposed transaction in which Amtran would be taken private. This decision was made due to Amtran's inability to find alternative financing that would satisfy the financing condition to the merger agreement following the termination of the financing commitment of Citicorp USA, Inc. and Salomon Smith Barney Inc. on September 21, 2001.

         Amtran's Adjourned Annual Meeting, scheduled to be held on October 10, 2001, will be held as planned. The shareholders will be asked to consider the items specified in the proxy statement regarding the election of directors and the ratification of Ernst & Young LLP as Amtran's independent auditors. There will be no vote, however, on either the merger, plan of merger, merger agreement or any other items related to the merger.

         Amtran's common stock trades on the NASDAQ Stock Market under symbol "AMTR". ATA, now in its 28th year of operation, is the nation's 10th largest passenger carrier, based on revenue passenger miles, and operates significant scheduled service from Chicago-Midway and Indianapolis. The entire fleet is supported by ATA's own maintenance and engineering facilities in Indianapolis and Chicago-Midway and maintenance support stations worldwide. You can learn more about ATA by visiting its website at www.ata.com.

         Caution Concerning Forward-Looking Statements: This communication contains certain "forward-looking statements". These statements are based on Amtran management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements contained herein include statements about the merger. The following factors, among others, could cause actual results to differ materially from those described herein: failure of the requisite number of Amtran shareholders to approve the merger; the inability to obtain financing to pay merger consideration; the costs related to the merger; litigation challenging the merger; and other economic, business, competitive and/or regulatory factors affecting Amtran's businesses generally. More detailed information about those factors is set forth in filings made by Amtran with the SEC. Except to the extent required under the federal securities laws, Amtran is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.